February 19, 2009

Erik Prusch
Austin, Texas

RE: Employment Agreement Amendment

Dear Erik,

This letter will serve as an amendment to your employment offer letter between you and Borland Software Corporation (“Borland”), dated October 2, 2006 (“Offer Letter”). Your position is currently Acting President & Chief Executive Officer; Chief Financial Officer, reporting directly to the Board of Directors of Borland (the “Board”).

As the Acting President & Chief Executive Officer, and continuing if you are appointed as the permanent President & Chief Executive Officer, all other employees of Borland will report to you or your designee and not directly to the Board, subject to any regulatory or other legal requirements. In addition, you will have such responsibilities, duties and authorities as commensurate with chief executive officers of public entities of similar size and, in particular, will be, in addition to being responsible for the operations of Borland, will be the chief external representative of Borland.

In consideration for your service to Borland and your current fulfillment of the duties of the office of the President & Chief Executive Officer, you shall have the following terms: (i) your ICP Target is increased from 50% to 100%, effective for fiscal year 2009; (ii) the Addendum to Employment Agreement for Severance Benefits attached to your Offer Letter is hereby replaced by the Addendum to Employment Agreement for Severance Benefits attached hereto; (iii) following any termination of your employment for any reason, you shall have twelve (12) additional months from the otherwise applicable expiration date pursuant to Borland’s stock plan to exercise any unvested options (but in no case longer than the applicable term of the option grant or the time period prescribed by Internal Revenue Code § 409A); and (iv) you will be entitled to the benefits afforded to the other members of senior management under Borland’s vacation, holiday and business expense reimbursement policies. The other terms set forth in your Offer Letter will continue in full force and effect.

You understand that the Board is fulfilling its responsibilities under the CEO Succession Plan and its other fiduciary duties. The culmination of the CEO Succession Plan will be the appointment of a permanent President & Chief Executive Officer and you are being considered for that position. You are also currently continuing to serve as the Chief Financial Officer and agree to resign from that position in the event a new Chief Financial Officer is hired.

In addition, you agree that, in consideration for Borland providing you with proprietary and confidential information during your employment and associating you with Borland’s goodwill:

(i) You will not provide Competitive Duties (as defined below) for a Competitor (as defined below) within the Covered Territory (as defined below) from now until twelve (12) months following the date your employment with Borland terminates for any reason (the “Separation Date”); and

(ii) You will not solicit any Covered Customer or Prospective Customer (as defined below) for—nor will you provide any Covered Customer or Prospective Customer with—any Competitive Products or Services (as defined below) from now until twelve (12) months following the Separation Date.

If, during the period from now until one year following the Separation Date, you decide you would like to pursue an opportunity or otherwise take action prohibited by the terms of this Agreement, you agree to submit to Borland’s General Counsel a written request for a modification of the restrictions found in this Agreement. You agree such written request will include an accurate and reasonably detailed description of the opportunity or proposed action and an explanation as to why you believe Borland should waive any term of this Agreement. You understand that Borland is under no obligation to make any modification to, or waive any provision of, this Agreement and will decide any such request in its sole and absolute discretion.

The capitalized terms used above shall have the following meanings:

(i) “Competitive Duties” means duties that relate to Competitive Products or Services in any way and: (i) are similar in purpose or effect to the duties you had during the last twelve (12) months of your employment with Borland; (ii) involve the management, operation, or control of a person, entity, or business concern; (iii) are performed in the capacity of a director, officer, partner, or executive; or (iv) consist principally of selling or marketing Competitive Products or Services.

(ii) “Competitor” shall mean person, entity, or other business concern that offers or is planning to offer Competitive Products or Services. A person, entity, or other business concern that offers or plans to offer Competitive Products or Services and also offers or plans to offer other services is considered a Competitor.

(iii) “Covered Territory” shall mean any geographic market with respect to which you had responsibility in connection with your Borland employment or within which you performed duties or functions in connection with your Borland employment.

(iv) “Competitive Products or Services” means: (i) the products and services sold by Borland (as described on www.borland.com) during the last twelve (12) months of your employment, and (ii) products or services that are otherwise competitive with any of the products or services being offered, marketed, or actively developed by the Company at any time during the last twelve (12) months of your employment.

(v) “Covered Customer or Prospective Customer” means: (i) any Borland customer or Prospective Customer with whom you had contact (whether in person, by phone, by e-mail, or otherwise) as an employee of Borland during the last twelve (12) months of your employment; and (ii) any of Borland customer or Prospective customer about whom you had any Borland Confidential Information during the last twelve (12) months of your employment.

Except as set forth herein, the terms and conditions under your Offer Letter shall continue in full force and effect. The Offer Letter (and the documents referenced therein) together with this amendment, constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and a duly authorized signatory of Borland.

We look forward to continuing to work with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at the close of business on February 20, 2009.

Sincerely,

Borland Software Corporation

By:	/s/ John Olsen—

John Olsen, Chairman of the Board

I have read the above addendum and accept the terms and conditions set forth herein.

Date: February 19, 2009 Sign: /s/ Erik E. Prusch

Enclosure: Addendum to Employment Agreement for Severance Benefits

Addendum To Employment Agreement
For Severance Benefits

The provisions of this Employment Agreement Addendum for Severance Benefits (the “Addendum”) are incorporated into, and are made a part of, that employment Employment Agreement (the “Employment Agreement”) by and between you, Erik E. Prusch, and Borland Software Corporation (“Borland”), as amended on February 19, 2009. Capitalized terms used in this Addendum are either defined herein or in Appendix A.

A.	SEVERANCE BENEFITS.

i.	Termination of Employment Outside of the Change in Control Period. If your employment is terminated as a result of an Involuntary Termination other than during the Change in Control Period and you sign a release of claims (in a form satisfactory to Borland, an example of which is attached hereto as Appendix B), then you shall be entitled to payment of one hundred percent (100%) of your annual Base Salary and bonuses (in an amount no less than the average for the last two years or the ICP Target, whichever is higher), less applicable withholding. Such amount shall be payable in a lump sum no later than five (5) days following expiration of any revocation period required in connection with the release of claims; provided, however, if this payment is subject to Section 409A and you are a “specified employee” (as defined in Section 409A), this payment shall be made within five (5) days after the six (6) month anniversary of the Termination Date, which shall not exceed sixty-five (65) days after the Termination Date.

ii.	Termination of Employment During the Change in Control Period. If your employment is terminated as a result of an Involuntary Termination during the Change in Control Period and you sign a release of claims (substantially in the form attached hereto as Appendix B), then you shall be entitled to payment of one hundred percent (100%) of your annual Base Salary and bonuses (in an amount no less than the average for the last two years or the ICP Target, whichever is higher), less applicable withholding. Such amount shall be payable in a lump sum no later than five (5) days following expiration of any revocation period required in connection with the release of claims; provided, however, if this payment is subject to Section 409A and you are a “specified employee” (as defined in Section 409A), this payment shall be made within five (5) days after the six (6) month anniversary of the Termination Date, which shall not exceed sixty-five (65) days after the Termination Date.

iii.	Continuing Medical Coverage. If your employment is terminated as a result of an Involuntary Termination, whether or not a Change in Control Period, and you sign a release of claims (in a form satisfactory to Borland, an example of which is attached hereto as Appendix B), then you shall be entitled to payment for your premiums for health (i.e., medical, vision and dental) continuation coverage under COBRA; provided, however, that (i) you are eligible for COBRA on the Termination Date and (ii) you elect continuation coverage pursuant to COBRA, within the required time period. Borland shall continue to provide you with health coverage pursuant to this paragraph until the earliest of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, (ii) twelve (12) months from the Termination Date or (iii) the date on which you obtain comparable health coverage. You agree to notify Borland promptly after you obtain alternative health coverage.

B.	MITIGATION. Except as otherwise specifically provided herein, you shall not be required to mitigate damages or the amount of any payment provided under this Addendum by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Addendum be reduced by any compensation you earn as a result of your employment by another employer or by any retirement benefits you receive after the Termination Date.

C.	SUCCESSORS.

i.	Borland’s Successors. Any successor to Borland (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Borland’s business and/or assets shall assume Borland’s obligations under this Addendum and agree expressly to perform Borland’s obligations under this Addendum in the same manner and to the same extent as Borland would be required to perform such obligations in the absence of a succession. For all purposes under this Addendum, the term “Borland” shall include any successor to Borland’s business and/or assets which acknowledges it will be bound by the terms of this Addendum or which becomes bound by the terms of this Addendum by operation of law.

ii.	Your Successors. Without the written consent of Borland, you shall not assign or transfer this Addendum or any right or obligation under this Addendum to any other person or entity. Notwithstanding the foregoing, the terms of this Addendum and all you rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

D.	NOTICES. Notices and all other communications contemplated by this Addendum shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address which you most recently communicated to Borland in writing. In the case of Borland, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

e.	This Addendum is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this Addendum, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Addendum contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.”

F.	MISCELLANEOUS PROVISIONS.

i.	Integration. This Addendum represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements and provisions in other agreements related to severance benefits, whether written or oral. With respect to any conflict between this Addendum and any stock option agreement, stock issuance agreement or other stock award agreement, this Addendum shall prevail. With respect to any conflict between this Addendum and the Employment Agreement or any other employment related agreement, this Addendum shall prevail. For the avoidance of doubt, with respect to any severance benefits provided for under your Employment Agreement, this Addendum shall supersede the provisions of your Employment Agreement with respect to severance benefits provided thereunder.

ii.	Choice of Law. The validity, interpretation, construction and performance of this Addendum shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Texas.

iii.	Employment Taxes. All payments made pursuant to this Addendum shall be subject to withholding of applicable income and employment taxes.

iv.	Non-Publication. The parties mutually agree not to disclose the terms of this Addendum except to the extent that disclosure is mandated by applicable law, standard or required corporate reporting, or disclosure is made to the parties’ respective advisors and agents (e.g., attorneys, accountants) or immediate family members.

IN WITNESS WHEREOF, each of the parties has executed this Addendum, in the case of Borland by its duly authorized officer, as of the day and year first above written.

Borland software corporation:	Executive:
/s/ John Olsen	/s/ Erik E. Prusch
(Signature)	(Signature)
By: John Olsen	By: Erik E. Prusch

Title: Chairman of the Board	Title: Acting President & Chief Executive Officer

Appendix A

The following definitions shall be in effect under the severance benefits letter:

a.	Base Salary. “Base Salary” means your annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of your termination due to an Involuntary Termination.

b.	Board. “Board” means the Board of Directors of Borland.

c.	Change in Control. “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

i.	there is consummated a merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

ii.	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale, or

iii.	the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

d.	Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

e.	Change in Control Period. “Change in Control Period” means the period beginning either (i) two (2) months prior to the effective date of a Change in Control and ending twelve (12) months after the effective date of a Change in Control or (ii) two (2) months prior to the effective date of a Hostile Takeover and ending twelve (12) months after the effective date of a Hostile Takeover.

f.	COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

g.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

h.	Constructively Terminated. “Constructively Terminated” means your voluntary resignation following (A) a change in your position with the Company (or any Parent or Subsidiary employing you) which materially reduces your duties and responsibilities (other than your resignation from the position of Chief Financial Officer, as referenced in the Employment Agreement) and/or the change in your title such that you are no longer the Acting President & Chief Executive Officer or the President & Chief Executive Officer, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without your consent. You shall not be deemed to be Constructively Terminated unless you give written notice to the Company that any of the foregoing events has occurred within 90 days of the first occurrence and the Company has had 30 days after such notice to cure such occurrence, if possible.

i.	Hostile Take-Over. “Hostile Take-Over” shall be deemed to occur in the event of a change in ownership or control of the Company effected through either of the following transactions:

i.	a change in the composition of the Board such that the following individuals cease for any reason to constitute a majority of the Board then serving: individuals who, on the date hereof, constitute the members of the Board and any new Board member (other than a Board member whose initial assumption of office is in connection with an actual or threatened election contest, including (but not limited to) a consent solicitation, relating to the election of Board members) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Board members then still in office who either were Board members on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, or

ii.	the acquisition, directly or indirectly, by any person or related group of persons (other than Borland or a person that directly or indirectly controls, is controlled by, or is under common control with, Borland) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Borland’s outstanding securities pursuant to a tender or exchange offer made directly to the Borland’s stockholders which the Board does not recommend such stockholders to accept.

j.	Involuntary Termination. “Involuntary Termination” means any termination of you by Borland which is not effected for Misconduct; (ii) any purported termination of you by Borland which is effected for Misconduct but for which the grounds relied upon are not valid; (iii) any voluntary termination by you as a result of your being Constructively Terminated; or (iv) the failure of Borland to obtain the assumption of this Addendum by any successors contemplated in Section 4 of the Addendum.

k.	Misconduct. “Misconduct” means (i) your willful and continued failure to perform the duties and responsibilities of your position that is not corrected within a thirty (30) day correction period that begins upon delivery to you of a written demand for performance from Borland that describes the basis for Borland’s belief that you have not substantially performed your duties; (ii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of Borland with the intention that such may result in substantial personal enrichment for you; (iii) your conviction of, or plea of nolo contendre to, a felony that Borland reasonably believes has had or will have a material detrimental effect on Borland’s reputation or business, or (iv) your materially breaching your Employee Confidentiality and Assignment of Inventions Agreement, which breach is (if capable of cure) not cured within thirty (30) days after Borland delivers written notice to you of the breach.

l.	Section 409A. “Section 409A” shall mean Section 409A of the Code.

m.	Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

n.	Termination. “termination” means “termination of employment” as defined in Treas. Reg. Section 1.409A-1(h)(1)(ii).

Appendix B

Release of Claims

I understand that my employment with Borland Software Corporation (“Borland”) terminated effective       ,        (the “Separation Date”). Borland has agreed that if I choose to sign this Release of Claims (“Release”), Borland will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Employment Employment Agreement Addendum for Severance Benefits letter between myself and Borland, dated     , 2009 (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, Borland will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby generally and completely release Borland, its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with Borland or the termination of that employment or the services I provided to Borland; (2) all claims related to my compensation or benefits from Borland, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock awards, other equity compensation or any other ownership interests in Borland; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). Notwithstanding anything contained in this Release, nothing herein shall release the parties’ rights under this Release and my right (if any) to indemnification granted by any act or agreement of Borland, state or federal law or policy of insurance or any claims for severance benefits under the Agreement.

I understand this Release will not be effective until the ADEA Effective Date, defined below. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release does not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

I accept and agree to the terms and conditions stated above:

Date Erik E. Prusch